Exhibit 99.1

Contacts:	Investors
Anna Marie Dunlap
SVP Investor Relations/Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media
Cecilia Wilkinson/Rosemary Moothart
Pondel Wilkinson, Inc.
310-279-5980

CORINTHIAN COLLEGES REPORTS
FY 2005 SECOND QUARTER RESULTS
Revenue Increased 23.7%
Total Student Population Grew 17.7%

Santa Ana, CA, January 27, 2005 – Corinthian Colleges Inc. (NASDAQ:COCO) reported financial results today for the second quarter ending December 31, 2004.

“Increased student enrollment and higher utilization of new facilities drove our second quarter progress,” said Jack D. Massimino, Corinthian’s president and chief executive officer. “We continue to pursue our strategy of adding new branch campuses in high-growth markets and expanding the facilities and curricula of existing campuses. During the second quarter we completed 12 campus expansions and five relocations, and announced plans for two branch campuses in the Chicago and Washington D.C. metro areas. In addition, we increased our total square footage by more than two-thirds in fiscal 2004. We are well positioned for growth, and operating margins are improving as we absorb more of the capacity recently brought on line.”

Comparing the second quarter of fiscal 2005 with the same quarter of the prior year:

•	Total revenue increased 23.7% to $248.1 million from $200.6 million.

•	Same school revenue increased 17.9%. “Same school” revenue is derived from colleges, new branches and acquisitions that have been part of the Company’s operation for at least four full quarters.

•	Core revenue grew 22.9%. “Core revenue” excludes revenue from acquired colleges that have been part of the Company’s operation for less than four full quarters.

•	Operating income was $34.3 million compared with $37.1 million.

•	Net income was $20.7 million compared with $21.9 million.

Comparing the second quarter of fiscal 2005 with the same quarter of the prior year (continued):

•	Earnings per fully diluted share were $0.22 versus $0.23.

•	Total student population rose by 17.7%, to 70,022 from 59,502.

•	Same school population grew 14.6% to 66,999.

•	Total student starts increased 15.4% to 21,967.

•	Same school student starts grew 9.7% to 20,562.

Comparing the first six months of 2005 with the same period of the prior year:

•	Total revenue increased 29.2% to $477.8 million from $369.8 million.

•	Operating income was $64.7 million compared with $69.8 million.

•	Net income was $38.9 million versus $41.3 million.

•	Earnings per fully diluted share were $0.42 versus $0.44.

Financial Review

Educational services expense was 53.7% of revenue in Q2 05 versus 51.6% in Q2 04 and 53.8% in Q1 05. The increase in educational services expense in Q2 05 versus Q2 04 was mainly the result of increases in bad debt, rent and occupancy costs, and depreciation as a percent of revenue. Bad debt was 5% of revenue in Q2 05 versus 3.8% in Q2 04 and 4.9% in Q1 05.

Marketing and admissions expense in the second quarter was 23.2% of revenue in Q2 05 versus 21.5% in Q2 04 and 24.3% in Q1 05. The increase in marketing and admissions expense in Q2 05 compared with Q2 04 was the result of the higher cost of television, print and Internet advertising, and an increase in admissions staff.

General and administrative (G&A) expenses were 9.3% of revenue in Q2 05 versus 8.4% in Q2 04 and 8.6% in Q1 05. The increase in G&A expenses in Q2 05 compared with Q2 04 was primarily the result of higher costs associated with Sarbanes-Oxley compliance activities and legal expenses.

The Company’s operating margin was 13.8% in Q2 05 versus 18.5% in Q2 04 and 13.2% in Q1 05.

The Company’s balance sheet remains strong, with $72.7 million in cash, restricted cash and marketable securities at December 31, 2004. Cash flow from operations was $70.2 million for the six months ended December 31, 2004 versus $55.4 million for the same period of the prior year. Capital expenditures were $17.7 million in Q2 05 compared with $18.0 million in Q2 04 and $15.8 million in Q1 05.

Operations Highlights

During the second quarter, Corinthian announced plans for the fifth campus of Olympia College in the greater Chicago area. The new 38,000 square foot Olympia campus opened January 25, 2005, offering diploma programs in the high-demand occupations of medical assisting and massage therapy. In December, the Company announced plans to open an Everest Institute branch in Silver Spring, Maryland, the third campus in the Washington D.C. metro area. Everest Institute Silver Spring is expected to open during the third quarter of fiscal 2005. It will have 30,000 square feet and initially offer a diploma program in medical assisting.

The Company continued to expand its diploma and degree offerings, adopting 24 existing or new programs into its schools. Of particular note, in December the Company received approval from the Higher Learning Commission of the North Central Association of Colleges and Schools (NCA) to offer a new bachelor’s of science degree in criminal justice at Everest College Phoenix. This is the first bachelor’s degree offered through Everest College, and NCA approved the degree for both classroom and online formats.

The Company now offers 204 courses and 14 degrees online, and enrollment in these programs continued to grow rapidly during the quarter. Online course registrations increased to 15,279 in the second quarter, up 55% from the same quarter last year.

Regulatory Update

The Company continues to work cooperatively with the DOE to resolve the department’s review of the student financial aid program at Corinthian’s Bryman San Jose campus. In September 2004, the Company reported that DOE had returned the San Jose campus to advance payment status, without restriction. The Company’s return to advance payment status was based, in part, on the school’s ability to demonstrate that it could comply with the rules and regulations of the federal Title IV programs. On December 14, 2004, the Company submitted a written response to the DOE’s program review findings. DOE will issue a final determination letter with respect to its review, the timing of which is uncertain. If deemed necessary, the Company can appeal the final decision.

As stated previously, the Company does not expect the DOE program review to have a material adverse impact on its financial condition.

Earnings Guidance

The following statement is based on our current expectations; actual results may differ materially. Corinthian expects earnings per diluted share for the third quarter ending March 31, 2005 to be approximately $0.24.

Conference Call Today

Corinthian will host a conference call at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) today, for the purpose of discussing second quarter results. The call will be open to all interested investors through a live audio webcast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call also will be available through 5:00 p.m. ET, Thursday, February 3. To access the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and passcode 80498171.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 91 colleges in 23 states in the U.S. and 45 colleges (including 10 colleges scheduled for closure in fiscal 2005) and 15 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in healthcare, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, as described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.
(In thousands, except per share data)

Consolidated Statements of Income (Unaudited):

	For the three months		For the six months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Net revenues	$248,141	$200,648	$477,837	$369,811
Operating expenses:
Educational services	133,158	103,594	256,736	188,516
General and administrative	23,018	16,936	42,842	31,610
Marketing and advertising	57,650	43,034	113,526	79,923

Total operating expenses	213,826	163,564	413,104	300,049

Income from operations	34,315	37,084	64,733	69,762
Interest (income)	(717)	(360)	(1,194)	(622)
Interest expense	982	763	1,912	1,369
Other (income) expense	(155)	(12)	(332)	(81)

Income before provision for income taxes	34,205	36,693	64,347	69,096
Provision for income taxes	13,512	14,751	25,418	27,776

Net income	$20,693	$21,942	$38,929	$41,320

Income per common share:
Basic	$0.23	$0.25	$0.43	$0.47
Diluted	$0.22	$0.23	$0.42	$0.44
Weighted average number of common shares outstanding:
Basic	90,500	88,926	90,426	88,366
Diluted	92,798	93,950	92,509	93,730

Selected Consolidated Balance Sheet Data (Unaudited):

	December 31,	June 30,
	2004	2004
Cash, restricted cash, and marketable securities	$72,665	$46,709
Receivables, net (including long term notes receivable)	78,236	70,019
Current assets	197,129	164,339
Total assets	623,522	552,993
Current liabilities	127,994	102,245
Long-term debt (including current portion)	59,991	59,532
Total liabilities	222,733	195,038
Total stockholders’ equity	400,789	357,955